EXHIBIT 99.1

Bunge Reports Second Quarter 2016 Results

White Plains, NY – July 28, 2016 – Bunge Limited (NYSE:BG)

•	Q2 GAAP EPS of $0.81, up $0.31 vs. last year
•	Higher results driven by improvement in Grains, favorable Oilseeds mark-to-market and volume and margin gains in Milling
•	Combined Agri-Foods trailing four quarter ROIC of 9.6%; 2.6 points over WACC
•	Continue to expect full-year 2016 EPS growth

„	Financial Highlights

	Quarter Ended		Six Months Ended

US$ in millions, except per share data	6/30/16	6/30/15	6/30/16	6/30/15
Net income attributable to Bunge	$121	$86	$356	$349

Net income (loss) per common share from continuing operations-diluted	$0.81	$0.50	$2.43	$2.11

Net income (loss) per common share from continuing operations-diluted, adjusted (a)	$0.79	$0.51	$2.23	$2.12
Total Segment EBIT (a)	$205	$167	$527	$540
Certain gains & (charges) (b)	$(12)	$15	$(12)	$15

Total Segment EBIT, adjusted (a)	$217	$152	$539	$525
Agribusiness (c)	$180	$134	$462	$464
Oilseeds	$56	$63	$194	$305
Grains	$124	$71	$268	$159
Food & Ingredients (d)	$35	$29	$87	$101
Sugar & Bioenergy	-	$(12)	$(14)	$(35)
Fertilizer	$2	$1	$4	$(5)

(a)
Total Segment earnings before interest and tax (“Total Segment EBIT”); Total Segment EBIT, adjusted; net income (loss) per common share from continuing operations-diluted, adjusted and ROIC are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website.

(b)	Certain gains & (charges) included in Total Segment EBIT. See Additional Financial Information for detail.
(c)	See footnote 9 of Additional Financial Information for a description of the Oilseeds and Grains businesses in Bunge’s Agribusiness segment.
(d)	Includes Edible Oil Products and Milling Products segments.

„	Overview

Soren Schroder, Bunge’s Chief Executive Officer, stated, “Second quarter earnings were better than expected due to strong performance in Grains and favorable soy processing mark-to-market, which pulled some earnings forward. Our Agribusiness team and footprint allowed us to manage through a period of significant volatility in both prices and margins. In Food & Ingredients, Milling results were higher in all regions, reflecting better market conditions in Brazil and operational and commercial improvements. Edible Oils grew volumes, but margins continued to be under pressure in Brazil and parts of Eastern Europe.  Sugar & Bioenergy results came in as expected with an outlook for a strong second half of the year. Our performance improvement programs have delivered approximately $60 million of savings year-to-date toward the full year estimate of $125 million.

“We continue to expect earnings growth in 2016 with returns on capital well above WACC; however, second half earnings will be weighted to the fourth quarter coinciding with Northern Hemisphere harvests.

“Recently, we announced two joint ventures which combine Bunge’s winning footprint and expertise with the capabilities of strong partners.  In Vietnam, we are linking Bunge’s upstream crushing operation to Wilmar’s downstream oil refining and consumer products business and Green Feed’s feed milling and marketing activities.  The partnership will increase our operating, marketing and logistics synergies in one of Asia’s fastest growing protein and edible oil markets.  In northern Brazil, we announced a partnership with AMAGGI, a leading Brazilian farming and agribusiness company.  Both of these partnerships reflect our ongoing strategy of developing joint ventures, alliances and partnerships to pursue growth and to optimize our assets in a capital efficient way.”

„	Second Quarter Results

Agribusiness
Higher results in the quarter were primarily due to improved performances in Grains, which benefitted from strong growth in destination volumes and solid risk management. Increased margins and volumes in our South American ports & services operations also contributed to the higher results. Grain origination in Brazil was an important contributor to the quarter; however, results were lower than last year due to slower farmer selling from the combination of market volatility and smaller than expected crops. Origination margins in both Argentina and the U.S. remained soft.

In Oilseeds, strong meal and oil demand supported soy crush margins in Brazil and the U.S., but were offset by lower results in Argentina crushing and weaker results in oilseed trading & merchandising. Canadian and European soft seed results remained weak, but the outlook for new crop margins improved. Second quarter results included approximately $40 million of mark-to-market hedging gains related to oilseed processing, which are expected to largely reverse in the third quarter when the contracts are executed.

Results in the quarter included a $12 million pre-tax impairment charge related to the remaining unamortized carrying value of certain patents.  Results in the second quarter of 2015 included a $30 million pre-tax reversal of an export tax contingency in Argentina.

Edible Oil Products
Results included a reversal of an approximate $12 million mark-to-market gain which benefitted the first quarter. Higher earnings in the second quarter reflected improved performances in Asia,

Canada and Europe. Margins were higher in both India and China, and in Canada we benefitted from strong volume growth in both food service and food processor markets. While results were higher in Europe, the combination of depressed economies and soft consumer demand in parts of Eastern Europe continued to weigh on performance. Volumes in Brazil were strong and have returned to pre-economic crisis levels, but margins remained weak with excess supply of domestic soybean oil from the peak crushing period pressuring retail margins. Results in the U.S. were down from last year as an improvement in packaging was more than offset by weaker refining margins. The second quarter 2015 included a $15 million restructuring charge.

Milling Products
Results in the quarter were higher in all regions compared with last year. In Brazil, volumes benefitted from the contribution of our Pacifico mill and market share gains. Higher margins were driven by favorable raw material sourcing strategies and improved product mix. In Mexico, higher margins were due to improved sales mix and ongoing improvement initiatives. U.S. corn milling saw higher volumes and reduced industrial costs driven by cost initiatives, which more than offset lower margins. Results in rice milling were similar to the prior year.

Sugar & Bioenergy
Results were higher than last year and in line with expectations. Higher results in the quarter were driven by our sugarcane milling operation which benefitted from higher sugar and ethanol prices. Crushing volumes were down from last year due to wet weather; however, this was offset in part by slightly improved ATR. The second quarter is the seasonal low point for ATR yields, when mills produce less sugar and ethanol per unit of sugarcane milled than they will in the second half of the year. Trading & distribution performance was comparable with last year, and results in our biofuel joint ventures were down primarily due to higher raw material costs in Argentina. Results in the quarter were impacted by a $6 million loss from our renewable oils joint venture.

Fertilizer
Higher results in the quarter were driven by improved performance in our Brazilian port operation, which benefitted from higher import volumes. In our Argentine fertilizer business, which is still in the slow season, lower margins more than offset higher volumes.

Cash Flow
Cash used by operations in the six months ended June 30, 2016 was $684 million compared to cash used of $300 million in the same period last year. The year-over-year variance primarily reflects higher inventory due to the increase in soybean prices.

Income Taxes
The effective tax rate for the six months ended June 30, 2016 was 17%. Excluding approximately $39 million of notable tax items, the effective tax rate was 26%.  We continue to expect a full-year structural tax rate range of 25 to 29%.

„	Outlook

Drew Burke, Chief Financial Officer, stated, “Overall, we continue to expect to grow earnings in 2016. In Agribusiness, forward oilseed processing and grain handling margins in North America and the Black Sea are solid, reflecting big harvests and strong demand.  The USDA is forecasting global soy meal and oil demand each to grow approximately 7% this year.  However, in the near term, slow farmer selling in Brazil and Argentina, due to smaller than expected crops and lower prices, are negatively impacting margins.  We also expect the mark-to-market gains we benefitted from in the second quarter to largely reverse in the third quarter.

“In Food & Ingredients, we expect 2016 segment EBIT to be $10 to $30 million higher than last year’s adjusted result of $192 million, primarily driven by our operational and commercial excellence initiatives and recent acquisitions.  We have lowered the range of our previous outlook to reflect the continued challenging conditions in certain Edible Oils markets.  Milling is on track and should continue to benefit from a very competitive footprint.

“In Fertilizer, there is no change to our outlook, and we continue to expect 2016 segment EBIT to be approximately $30 million higher than last year’s result of $5 million, driven by improved farmer economics in Argentina, which should result in increased purchases of crop inputs.

“In Sugar & Bioenergy, we are entering the seasonally strong period of the year when ATR yields rapidly increase.  Our sugarcane milling operations are trending well, and the segment remains on target to grow segment EBIT by $70 to $80 million, assuming normal weather patterns, compared to last year’s adjusted loss of $22 million.”

„	Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 8:00 a.m. EDT on Thursday, July 28, 2016 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (888) 771-4371.  If you are located outside the United States or Canada, dial (847) 585-4405.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 42982009.  The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Webcasts and Events” in the “Investors” section of the company’s website.  Select “Q2 2016 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on July 28, 2016, continuing through August 28, 2016.  To listen to it, please dial (888) 843-7419 or, if located outside the United States or Canada, dial (630) 652-3042.  When prompted, enter confirmation code 42982009.  A replay will also be available at “Past Events” in the “Investors” section of the company’s website.

„	About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 35,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

„	Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

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„	Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors. The table includes a description of these items and their effect on net income (loss) attributable to Bunge, earnings per share diluted and continuing operations for total segment EBIT for the quarter and six months ended June 30, 2016 and 2015.

(In millions, except per share data)	Net Income (loss) Attributable to Bunge		Earnings Per Share- Diluted		Total Segment EBIT (5)
Quarter Ended June 30:	2016	2015	2016	2015	2016	2015
Continuing operations:
Agribusiness:
Impairment of intangible asset(1)	$(8)	$-	$(0.06)	$-	$(12)	$-
Reversal of export tax contingency (2)	-	19	-	0.13	-	30
Edible Oil Products:
Impairment of packaged oil facility(3)	-	(10)	-	(0.07)	-	(15)
Income Tax:
Income tax benefits (charges) (4)	11	(10)	0.08	(0.07)	-	-
Total	$3	$(1)	$0.02	$(0.01)	$(12)	$15

(In millions, except per share data)	Net Income (loss) Attributable to Bunge		Earnings Per Share Diluted		Total Segment EBIT (5)
Six Months Ended June 30:	2016	2015	2016	2015	2016	2015
Agribusiness:
Impairment of intangible asset(1)	$(8)	$-	$(0.05)	$-	$(12)	$-
Reversal of export tax contingency (2)	-	19	-	0.13	-	30
Edible Oil Products:
Impairment of packaged oil facility(3)	-	(10)	-	(0.07)	-	(15)
Income Tax:
Income tax benefits (charges) (4)	39	(10)	0.25	(0.07)	-	-
Total	$31	$(1)	$0.20	$(0.01)	$(12)	$15

Consolidated Earnings Data (Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2016	2015	2016	2015
Net sales	$10,541	$10,782	$19,457	$21,588
Cost of goods sold	(10,011)	(10,247)	(18,307)	(20,343)
Gross profit	530	535	1,150	1,245
Selling, general and administrative expenses	(303)	(361)	(617)	(692)
Foreign exchange gains (losses)	(6)	16	15	9
Other income (expense)−net	(13)	(9)	(18)	(8)
EBIT attributable to noncontrolling interest (a) (6)	(3)	(14)	(3)	(14)
Total Segment EBIT (5)	205	167	527	540
Interest income	14	13	24	24
Interest expense	(59)	(57)	(116)	(110)
Income tax (expense) benefit (1)(2)(3)(4)	(39)	(45)	(73)	(130)
Noncontrolling interest share of interest and tax (a) (6)	4	7	7	10
Income from continuing operations, net of tax	125	85	369	334
Income (loss) from discontinued operations, net of tax	(4)	1	(13)	15
Net income attributable to Bunge (6)	121	86	356	349
Convertible preference share dividends and other obligations	(12)	(14)	(25)	(28)
Net income available to Bunge common shareholders	$109	$72	$331	$321
Net income (loss) per common share diluted attributable to Bunge common shareholders (7):
Continuing operations	$0.81	$0.50	$2.43	$2.11
Discontinued operations	(0.03)	-	(0.09)	0.10
Net income (loss) per common share - diluted	$0.78	$0.50	$2.34	$2.21
Weighted–average common shares outstanding - diluted	140	145	148	145

(a) The line items “EBIT attributable to noncontrolling interest” and “Noncontrolling interest share of interest and tax” when combined represent consolidated Net loss (income) attributed to noncontrolling interests on a U.S. GAAP basis of presentation.

Consolidated Segment Information (Unaudited)
Set forth below is a summary of certain earnings data and volumes by reportable segment.

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(In millions, except volumes)	2016	2015	2016	2015
Volumes (in thousands of metric tons):
Agribusiness	33,944	32,802	66,697	64,046
Edible Oil Products	1,742	1,668	3,344	3,273
Milling Products	1,136	992	2,242	2,072
Sugar & Bioenergy	2,116	2,780	4,039	4,996
Fertilizer	249	216	415	333

Net sales:
Agribusiness	$7,524	$7,744	$13,807	15,655
Edible Oil Products	1,705	1,667	3,231	3,315
Milling Products	422	409	813	855
Sugar & Bioenergy	809	881	1,467	1,628
Fertilizer	81	81	139	135
Total	$10,541	$10,782	$19,457	21,588
Gross profit:
Agribusiness	$343	$360	$773	866
Edible Oil Products	87	85	199	199
Milling Products	68	57	123	127
Sugar & Bioenergy	25	25	41	46
Fertilizer	7	8	14	7
Total	$530	$535	$1,150	1,245
Selling, general and administrative expenses:
Agribusiness	$(160)	$(201)	$(337)	(385)
Edible Oil Products	(82)	(89)	(161)	(170)
Milling Products	(32)	(34)	(61)	(65)
Sugar & Bioenergy	(24)	(30)	(49)	(60)
Fertilizer	(5)	(7)	(9)	(12)
Total	$(303)	$(361)	$(617)	(692)
Foreign exchange gain (loss):
Agribusiness	$(4)	$26	$20	$24
Edible Oil Products	(1)	(1)	(2)	4
Milling Products	(4)	(2)	(5)	(4)
Sugar & Bioenergy	3	(7)	3	(15)
Fertilizer	-	-	(1)	-
Total	$(6)	$16	$15	$9
Segment EBIT:
Agribusiness	$168	$164	$450	$494
Edible Oil Products	2	(6)	32	30
Milling Products	33	20	55	56
Sugar & Bioenergy	-	(12)	(14)	(35)
Fertilizer	2	1	4	(5)
Total (5)	$205	$167	$527	$540

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
(In millions)	2016	2015
Assets
Cash and cash equivalents	$548	$411
Time deposits under trade structured finance program	277	325
Trade accounts receivable, net	1,683	1,607
Inventories (8)	5,966	4,466
Other current assets	5,394	4,107
Total current assets	13,868	10,916
Property, plant and equipment, net	5,083	4,736
Goodwill and other intangible assets, net	769	744
Investments in affiliates	337	329
Time deposits under trade structured finance program	363	-
Other non-current assets	1,675	1,189
Total assets	$22,095	$17,914
Liabilities and Equity
Short-term debt	$1,629	$648
Current portion of long-term debt	963	869
Letter of credit obligations under trade structured finance program	640	325
Trade accounts payable	2,805	2,675
Other current liabilities	4,278	2,823
Total current liabilities	10,315	7,340
Long-term debt	3,388	2,926
Other non-current liabilities	1,052	959
Total liabilities	14,755	11,225
Redeemable noncontrolling interest	40	37
Total equity	7,300	6,652
Total liabilities and equity	$22,095	$17,914

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 30,
(In millions)	2016	2015
Operating Activities
Net income (6)	$352	$353
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Impairment charges	14	21
Foreign exchange loss (gain) on debt	118	(182)
Depreciation, depletion and amortization	254	267
Deferred income taxes	82	60
Other, net	46	18
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable, net	39	(192)
Inventories	(1,250)	(125)
Secured advances to suppliers	265	(118)
Advances on sales	(106)	(143)
Net unrealized gain/loss on derivative contracts	34	(198)
Margin deposits	(117)	(118)
Trade accounts payable and accrued liabilities	(272)	215
Other, net	(143)	(158)
Cash provided by (used for) operating activities	(684)	(300)
Investing Activities
Payments made for capital expenditures	(275)	(222)
Acquisitions of businesses (net of cash acquired)	-	(52)
Proceeds from sale of investments	449	199
Payments for investments	(436)	(134)
Settlement of net investment hedges	(115)	-
Payments for investments in affiliates	(20)	(17)
Other, net	(20)	-
Cash provided by (used for) investing activities	(417)	(226)
Financing Activities
Net proceeds (repayments) of short-term debt	1,007	652
Net proceeds (repayments) of long-term debt	547	307
Proceeds from sale of common shares	-	25
Repurchase of common shares	(200)	(200)
Dividends paid	(124)	(116)
Other, net	(18)	(17)
Cash provided by (used for) financing activities	1,212	651
Effect of exchange rate changes on cash and cash equivalents	26	(61)
Net increase (decrease) in cash and cash equivalents	137	64
Cash and cash equivalents, beginning of period	411	362
Cash and cash equivalents, end of period	$548	$426

„	Definition and Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.

Total Segment EBIT and Total Segment EBIT, adjusted

Bunge uses total segment earnings before interest and taxes (“Total Segment EBIT”) to evaluate Bunge’s operating performance. Total Segment EBIT is the aggregate of each of our five reportable segments’ earnings before interest and taxes. Total Segment EBIT, adjusted, is calculated by excluding certain gains and charges as described above in “Additional Financial Information” from Total Segment EBIT.  Total Segment EBIT and Total Segment EBIT, adjusted are non-GAAP financial measures and are not intended to replace net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge’s management believes these non-GAAP measures are a useful measure of its reportable segments’ operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge’s industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of Total Segment EBIT to net income attributable to Bunge:

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2016	2015	2016	2015
Total Segment EBIT	$205	$167	$527	$540
Interest income	14	13	24	24
Interest expense	(59)	(57)	(116)	(110)
Income tax expense	(39)	(45)	(73)	(130)
Income (loss) from discontinued operations, net of tax	(4)	1	(13)	15
Noncontrolling interest share of interest and tax	4	7	7	10
Net income (loss) attributable to Bunge	$121	$86	$356	$349

„	Net Income (loss) per common share from continuing operations–diluted, adjusted

Net income (loss) per common share from continuing operations-diluted, adjusted, excludes certain gains and charges and discontinued operations and is a non-GAAP financial measure. This measure is not a measure of earnings per common share-diluted, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.  Net income (loss) per common share from continuing operations-diluted, adjusted is a useful measure of the Company’s profitability.

Below is a reconciliation of Net income (loss) per common share from continuing operations - diluted, adjusted to Net income (loss) per common share–diluted:

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Continuing operations:

Net income (loss) per common share – diluted, adjusted (excluding certain gains & charges and discontinued operations)	$0.79	$0.51	$2.23	$2.12

Certain gains & charges (see Additional Financial Information section)	0.02	(0.01)	0.20	(0.01)
Net income (loss) per common share from continuing operations	0.81	0.50	2.43	2.11

Discontinued operations:	(0.03)	-	(0.09)	0.10

Net income (loss) per common share-diluted	$0.78	$0.50	$2.34	$2.21

„	Notes
Agribusiness:
(1)	2016 EBIT includes a pre-tax impairment charge of $12 million related to remaining unamortized carrying value of certain patents, recorded in the second quarter.

(2)	2015 EBIT includes a pre-tax reversal of an export tax contingency of $30 million recorded during the second quarter.

Edible Oil Products:

(3)	2015 EBIT includes a pre-tax impairment charge of $15 million related to the announced closure of a U.S. packaged oil plant, recorded during the second quarter.

Income Tax:

(4)
2016 income tax benefits (charges) include benefits of $60 million, net of reserves, recorded in the first quarter for the change in a tax election for North America and $11 million related to tax credits in Spain recorded in the second quarter, offset by a charge of $(32) million for an uncertain tax position related to Asia recorded in the first quarter.

2015 income tax benefits (charges) includes charges of $10 million recorded during the second quarter, related to $6 million of uncertain income tax positions in North America and South America and $4 million related to the finalization of a tax audit in Asia.

Notes to the Financial Tables:
(5)	See Reconciliation of Non-GAAP Measures.

(6)	A reconciliation of net income attributable to Bunge to net income (loss) is as follows:

	Six Months Ended
	June 30,
	2016	2015
Net income attributable to Bunge	$356	$349
EBIT attributable to noncontrolling interest	3	14
Noncontrolling interest share of interest and tax	(7)	(10)
Net income (loss)	$352	$353

(7)
Approximately 4 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the three and six months ended June 30, 2016.  Approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of common shares outstanding for the three months ended June 30, 2016.

Approximately 2 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the three and six months ended June 30, 2015. Approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of common shares outstanding for the three and six months ended June 30, 2015.

(8)
Includes readily marketable inventories of $5,033 million and $3,666 million at June 30, 2016 and December 31, 2015, respectively. Of these amounts $3,881 million and $2,513 million, respectively, are attributable to merchandising activities.

(9)
The Oilseed business included in our Agribusiness segment consists of our global activities related to the crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the trading and distribution of oilseeds and oilseed products; and biodiesel production, which is primarily conducted through joint ventures.

The Grains business included in our Agribusiness segment consists primarily of our global grain origination activities, which principally conduct the purchasing, cleaning, drying, storing and handling of corn, wheat, barley, rice and oilseeds at our network of grain elevators; the logistical services for distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities and other third parties.